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                                                                      EXHIBIT 99

                        GENZYME TRANSGENICS CORPORATION
             IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS
                                   APRIL 2000

    IN THIS EXHIBIT 99, "WE," "US," "OUR" AND "GTC" REFER TO GENZYME TRANSGENICS CORPORATION AND ITS SUBSIDIARIES.

    From time to time, we may make forward-looking public statements, such as statements concerning our then expected future revenues or earnings or concerning projected plans, performance, contract procurement as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in press releases or informal statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

    We wish to caution you not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, we wish to advise you that the factors listed below, as well as other factors we have not currently identified, could affect our financial or other performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statement.

    We will not undertake and specifically decline any obligation to publicly release revisions to these forward-looking statements to reflect either circumstances after the date of the statements or the occurrence of events which may cause us to re-evaluate our forward-looking statements.

    In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act, we are hereby filing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made by us or on our behalf.

WE EXPECT TO INCUR FUTURE OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.

    We have had operating losses since our inception, and we expect losses to continue for the next several years. From our inception in 1993 to January 2, 2000, we have incurred cumulative losses of approximately $65.6 million. These losses have resulted principally from the costs of our research activities and expenses in excess of revenues from our contract research organization ("CRO") services. Our primary sources of revenue have been our research and development contracts and CRO services. To date, those revenues have not generated profits. We expect to continue incurring significant operating losses until our product sales and CRO service revenues sufficiently fund our operations. We cannot be certain that we will become profitable.

WE FACE UNCERTAINTY IN RAISING ADDITIONAL FUNDS NECESSARY TO FUND OUR
OPERATIONS.

    In order to develop and bring our transgenic products to market, we and our partners must commit substantial resources to costly and time consuming research, preclinical testing and clinical trials. If our businesses do not become profitable before we exhaust existing resources, we will need to obtain additional financing, through public or private sources, including debt or equity financings, or through collaborative or other arrangements with corporate partners. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. If we raise additional capital through the sale of equity, or securities convertible into equity, your proportionate ownership in GTC may be diluted. If we cannot obtain additional financing, we could be forced to delay, scale back or eliminate some of our research and development programs. In order to conserve capital or reduce our reliance on
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obtaining new capital, we may also elect to delay or forgo timely expansion, improvement or investment in our CRO services or dispose of the assets related to those services.

    These forward-looking statements regarding our expected need for additional funds are subject to risks and uncertainties. Our cash requirements may vary materially from those now planned, depending upon the results of existing businesses, the terms of future collaborations, results of research and development, competitive and technological advances, regulatory requirements and other factors.

TRANSGENIC TECHNOLOGY IS IN A RELATIVELY EARLY STAGE.

    Developing products based on transgenic technology is subject to significant technological risks. Most of our transgenic proteins are in the early development stage and will require time consuming and costly development, testing and regulatory clearance. We have not, nor to our knowledge, has any other entity completed human clinical trials necessary to receive marketing authorization for any protein produced in the milk of transgenic animals. We cannot be certain that we will be able to do so successfully, nor can we assure that any transgenically produced protein will be safe or effective. In addition, it is possible that research and discoveries by others will render our transgenic technology obsolete or noncompetitive.

WE CANNOT MARKET AND SELL OUR TRANSGENIC PRODUCTS IN THE UNITED STATES OR IN OTHER COUNTRIES IF WE FAIL TO OBTAIN THE NECESSARY REGULATORY APPROVALS.

    Obtaining required regulatory approvals for our transgenically produced products may take several years to complete and may consume substantial capital resources. We cannot give any assurance that the FDA or any other regulatory authority will act quickly or favorably on our requests for approval, or that the FDA or any other regulatory authority will not require us to provide additional data that we do not currently anticipate in order to obtain approvals. We cannot apply for FDA approval to market any of our products under development until the product successfully completes its preclinical and clinical trials. Several factors could prevent successful completion or cause significant delays of these trials, including an inability to enroll the required number of patients or failure to demonstrate adequately that the product is safe and effective for use in humans. If safety concerns develop, the FDA could stop our trials before completion. Moreover, to our knowledge, no protein produced in the milk of a transgenic animal has reached the stage in the regulatory process which would allow it to be submitted to the FDA for final regulatory approval. Because transgenic products represent novel therapeutic products, the process for regulatory approval is unproven. There may be additional delays in regulatory approval due to issues arising from the breeding of transgenic animals and the use of proteins derived from such animals. If we are not able to obtain regulatory approvals for use of our products under development, or if the patient populations for which they are approved are not sufficiently broad, the commercial success of our products could be limited.

WE CANNOT ASSURE THE COMMERCIAL SUCCESS OF TRANSGENIC PRODUCTS.

    Even if our transgenically produced products are successfully developed and approved by the FDA and corresponding foreign regulatory agencies, they may not enjoy commercial acceptance or success, which would adversely affect our business and results of operations. Several factors could limit our success, including:

    - possible limited market acceptance among patients, physicians, medical centers and third party payors;

    - our inability to access a sales force capable of marketing the product;

    - our inability to supply a sufficient amount of product to meet market demand;

    - the number and relative efficacy of competitive products that may subsequently enter the market; and
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    - for a transgenic product designed to replace or supplement currently marketed non-transgenic products, the relative risk-benefit profile and cost-effectiveness of the transgenically produced product.

    In addition, it is possible that we or our collaborative partners will be unsuccessful in developing, marketing and implementing a commercialization strategy for any transgenic products.

IF WE OBTAIN REGULATORY APPROVAL OF OUR TRANSGENIC PRODUCTS, THE PRODUCTS WILL BE SUBJECT TO CONTINUING REVIEW AND EXTENSIVE REGULATORY REQUIREMENTS WHICH COULD AFFECT THEIR MANUFACTURE AND MARKETING.

    The FDA and foreign regulatory agencies continue to review products even after they have received initial approval. If and when the FDA or other agency approves any of our transgenic products under development, the manufacture and marketing of these products will be subject to continuing regulation, including compliance with current Quality Systems Regulations and Good Manufacturing Practices, known as QSR/GMP, adverse event reporting requirements and prohibitions on promoting a product for unapproved uses. We will also be required to obtain additional approvals in the event we significantly alter the product's labeling or manufacturing process. Enforcement actions resulting from failure to comply with QSR/GMP requirements could result in fines, suspensions of approvals, recalls of products, operating restrictions and criminal prosecutions, and affect the manufacture and marketing of our transgenic products. The FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information, including a failure to comply with regulatory requirements, the occurrence of unanticipated problems with products following approval, or for other reasons. Any of these withdrawals could adversely affect our operating results.

WE DEPEND ON COLLABORATION AGREEMENTS FOR OUR REVENUE.

    Our revenue stream and our business strategy depend largely on our entering into transgenic development agreements with third parties. We may not be able to establish these agreements, and we cannot guarantee that we will establish our agreements on commercially acceptable terms. Our future agreements may not ultimately be successful. Even if we enter into transgenic development agreements, our partners could terminate these agreements or they could expire before meaningful developmental milestones are reached. The termination or expiration of any of these agreements could have a material adverse effect on our business.

    Much of the revenue that we may receive under these collaborations will depend upon our partners' ability to successfully develop and commercially introduce, market and sell new products derived from our transgenic production systems. Our partners may develop competitive production technologies or competitive products outside of their collaborations with us that could have a material adverse effect on our business.

    To date, the scope of our collaboration agreements have generally been limited to transgenically producing limited quantities of targeted proteins. We cannot be certain that these initial development projects will be successful or lead to collaboration agreements to commercially produce any proteins. Depending upon the terms of any future collaborations, our role in the collaboration will often be limited to the production aspects of the proteins. As a result, we may also be dependent on collaborators for other aspects of the development, preclinical and clinical testing, regulatory approval, sales, marketing and distribution of any transgenic product.

ASPECTS OF OUR OPERATIONS ARE DEPENDENT ON OUR RELATIONSHIP WITH GENZYME.

    We are developing ATIII, our lead compound, in a joint venture in which Genzyme Corporation ("Genzyme") provides substantial funding. If Genzyme does not agree to continue that funding, we might not be able to fund ATIII on our own or obtain funding from another partner on acceptable terms. As of January 2, 2000 we owed $15.8 million to a commercial bank, which debt is guaranteed by Genzyme. When Genzyme's guaranty expires, we might not be able to negotiate an extension or replacement of our credit facility on acceptable terms.
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CONCENTRATION OF OWNERSHIP OF OUR STOCK COULD LEAD TO FAILURE TO MAXIMIZE STOCK
PRICE AND CONFLICTS OF INTEREST.

    Genzyme is our largest single stockholder, currently holding 8,476,386 shares of our common stock, which represents approximately 31% of our outstanding common stock. In connection with the issuance of our Series B convertible preferred stock in November 1999, we issued to Genzyme warrants to purchase 85,324 shares of our common stock at $6.30 per share. Genzyme's ownership interest gives it significant influence over certain matters requiring our stockholders' approval, including electing directors, adopting or amending certain provisions of our articles of organization or by-laws and approving or preventing certain mergers or other similar transactions, such as a sale of substantially all of our assets (including transactions that could give our stockholders the opportunity to realize a premium over the then-prevailing price for their shares).

    Furthermore, Genzyme's ownership position may effectively discourage a third party from making an acquisition proposal. Accordingly, this may inhibit a change of control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the then-prevailing market price, affect the market price of our common stock, or both. Our stockholders other than Genzyme will be minority equity holders and will be unable to significantly influence our management or business policies. Four of eight members of our board of directors also serve as directors and/or executive officers of Genzyme. The interests of Genzyme and GTC may differ from time to time.

OUR BUSINESS MAY FAIL DUE TO INTENSE COMPETITION IN OUR INDUSTRY.

    The industries in which we operate are highly competitive and may become even more competitive. We will need to continue to devote substantial efforts and expense to research and development in order to maintain a competitive position. It is possible that developments by others will render our current and proposed services, products or technologies obsolete. In addition, we may encounter significant competition for protein development and production contracts from other companies. Transgenic products may face significant competition from biological products manufactured in cell culture or by other traditional protein production methods. Our businesses will compete both against other companies whose business is dedicated to offering transgenic production or preclinical testing and development as a service, and with prospective customers or collaborators who decide to pursue such transgenic production or preclinical testing and development internally. Many of these competitors have greater financial and human resources and more experience in research and development than we have. Competitors that complete clinical trials, obtain regulatory approvals and begin commercial sales of their products before us will enjoy a significant competitive advantage. We anticipate that we will face increased competition in the future as new companies enter the market and alternative technologies become available.

THE PUBLIC MAY HAVE CONCERNS ABOUT GENETIC ENGINEERING IN ANIMALS AND ANIMAL TESTING.

    Many of our activities involve genetic engineering in animals and animal testing. These types of activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop genetic engineering activities and animal testing by pressing for legislation and regulation in these areas. To the extent the activities of such groups are successful, they may adversely affect our business.

THE SUCCESSFUL COMMERCIALIZATION OF OUR PRODUCTS WILL DEPEND ON OBTAINING COVERAGE AND REIMBURSEMENT FOR USE OF THESE PRODUCTS FROM THIRD-PARTY PAYORS.

    Sales of pharmaceutical products largely depend on the reimbursement of patients' medical expenses by government health care programs and private health insurers. Without the financial support of the government or third party insurers, the market for transgenic products will be limited. We cannot be sure that third party payors will reimburse sales of our transgenic products, or enable us or our partners to sell them at profitable prices.

    The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided and paid for in the United States. In particular, these
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third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we collect from sales of our products. Internationally, medical reimbursement systems vary significantly, with some medical centers having fixed budgets, regardless of levels of patient treatment, and other countries requiring application for, and approval of, government or third party reimbursement. Even if we or our partners succeed in bringing transgenic products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities at profitable prices.

OUR BUSINESS EXPOSES US TO POTENTIAL SERVICE AND PRODUCT LIABILITY.

    The nature of our business exposes us to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of human therapeutic products. While we have obtained product and professional liability insurance under an insurance policy arrangement with Genzyme and Genzyme's affiliates, we cannot be certain that our insurance coverage will be sufficient to cover any claim. Uninsured product or service liability could have a material adverse effect on our financial results. Additionally, it is possible that any insurance will not provide us with adequate protection against potential liabilities. Potential liability may arise from our handling of clinical samples containing human blood and tissues, which may contain human pathogens. It is also possible that liability may arise from handling animal blood and tissue which may contain zoonotic pathogens. Although such products are used only in the laboratory, inadvertent human contact may occur.

QUALIFIED MANAGERIAL AND SCIENTIFIC PERSONNEL ARE SCARCE IN OUR INDUSTRY.

    We are highly dependent on the principal members of our scientific and management staff. Our success will depend in part on our ability to identify, attract and retain qualified managerial and scientific personnel. There is intense competition for qualified personnel in our industry. We may not be able to continue to attract and retain personnel with the advanced technical qualifications or managerial expertise necessary for the development of our business. If we fail to attract and retain key personnel, it could have a material adverse effect on our business, financial condition and results of operations.

OUR CRO BUSINESS IS DEPENDENT ON CURRENT GOVERNMENT REGULATORY REQUIREMENTS.

    The market for our preclinical testing services depends on our maintaining strict standards for the conduct of laboratory and clinical tests and related procedures that are promulgated by governmental entities responsible for public health and welfare, including the FDA and by regulatory authorities in other countries. The process of obtaining these approvals varies according to the nature and use of the product and routinely involves lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. We offer customers of our preclinical testing and development services the necessary expertise to comply with these complex regulations. If the regulatory structure were to change in a way which reduced the need for such services, we could be materially adversely affected.

WE DEPEND ON PATENTS AND PROPRIETARY RIGHTS THAT MAY FAIL TO PROTECT OUR
BUSINESS.

    Our success will partly depend on our ability to obtain and maintain patent or other proprietary protection for our technologies, products and processes such as:

    - compositions of matter or processes;

    - processes developed by our employees; or

    - uses of compositions of matter discovered through our technology.

    We may not be able to obtain the necessary protection. Our success will also depend on our ability to operate without infringing the proprietary rights of other parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under
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these patents are still developing. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions.

    We have been issued six patents and currently have 20 provisional or regular applications solely owned by us and two regular applications co-owned with others pending in the United States. Where appropriate there are counterparts in other countries. We may not receive any issued patents based on pending or future applications. Our issued patents may not contain claims sufficiently broad to protect us against competitors with similar technology. Additionally, our patents, our partners' patents and patents for which we have license rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under patents may not provide us with any competitive advantage.

    We may have to initiate arbitration or litigation to enforce our patent and license rights. If our competitors file patent applications that claim technology also claimed by us, we may have to participate in interference or opposition proceedings to determine the priority of invention. An adverse outcome could subject us to significant liabilities to third parties and require us to cease using the technology or to license the disputed rights from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

    The cost to us of any litigation or proceeding relating to patent rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of any pending patent or related litigation could have a material adverse effect on our ability to compete in the marketplace.

    We rely on certain proprietary trade secrets and know-how that are not patentable. We have taken measures to protect our unpatented trade secrets and know-how, including having our employees, consultants and some contractors execute confidentiality agreements. These agreements could be breached. If so, it is possible that our remedies for a given breach might be inadequate. It is also possible that competitors could independently develop or discover our trade secrets or that the trade secrets could otherwise become known.

WE HAVE OBLIGATIONS TO ISSUE SHARES OF COMMON STOCK IN THE FUTURE WHICH WILL DILUTE YOUR OWNERSHIP INTEREST AND MAY ADVERSELY AFFECT OUR STOCK PRICE.

    Sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the common stock. As of March 20, 2000, there were 28,487,880 shares of common stock outstanding. As of March 20, 2000, options to purchase an aggregate of 2,427,249 shares of common stock at varying exercise prices were outstanding; of such total, options for 1,291,388 shares were immediately exercisable and such shares could be immediately resold into the public market. All of the 8,476,386 shares of common stock held by Genzyme could be sold into the public markets upon compliance with Rule 144. The 518,324 shares issuable to Genzyme upon exercise of outstanding warrants are also entitled to registration rights, which could expedite the resale of such shares into the public market. Another 478,000 shares of common stock are reserved for issuance upon exercise of outstanding warrants, all of which are currently exercisable and 450,000 of which can be sold into the public market under a currently effective registration statement.

OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING
VOLUME.

    The market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our Company's operating performance. Many factors can have a significant adverse effect on our common stock's market price, including:

    - announcements by us or our competitors of technological innovations or new commercial products;

    - developments concerning our proprietary rights, including patent and litigation matters;
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    - publicity regarding actual or potential results relating to our or our partners' products or compounds under development;

    - an unexpected termination of one of our partnerships;

    - regulatory developments in the United States and other countries;

    - general market conditions; and

    - quarterly fluctuations in our revenues and other financial results.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER AND BY-LAWS AND MASSACHUSETTS LAW MAY ADVERSELY AFFECT OUR STOCK PRICE.

    Our articles of organization, certain provisions of our by-laws and certain provisions of Massachusetts law could delay or make more difficult a merger, tender offer or proxy contest involving us. These provisions may have the effect of delaying or preventing a change of control without action by the stockholders and, therefore, could adversely affect the price of our common stock.